Exhibit 10.24a

January 31, 2013

(Personally Delivered)
James McGinty
18305 E. San Jose Avenue
City of Industry, CA  91748

Re:  Fourth Amendment to Amended and Restated Employment Letter Agreement

Dear Jim,

This letter is to confirm our mutual agreement with respect to your termination.  As such, this letter will be considered a fourth amendment (this “Amendment”) to your amended and restated employment letter agreement with the company (the “Agreement”), which otherwise remains in full force and effect.  For good and valuable consideration, the sufficiency of which you hereby acknowledge, you and the Company hereby agree as follows:

1. As discussed today, your employment is terminated effective February 1, 2013 (the “Separation Date”).

2. Your compensation from the Company will cease on the Separation Date, as will your eligibility to participate in such Company-sponsored benefit plans as you are currently enrolled.  Notwithstanding anything in the Agreement or elsewhere to the contrary, you will not be eligible to receive any bonus pursuant to the 2012 Annual Bonus Plan.  On the Separation Date you will be paid all accrued base salary earned through the Separation Date and any accrued paid time off, which sums you are entitled to by law. You will be sent information under separate cover concerning your rights to purchase continuing health insurance at your own expense pursuant to COBRA following the Separation Date.

3. The stock option grants previously awarded to you will cease to vest on the Separation Date.  Your rights to exercise vested options will be controlled by and subject to the terms of the applicable equity incentive and/or stock option plan(s) adopted by the Company.

4. You will return your company car, computer, telephone, tablet and all other company property in your possession on the Separation Date or such later date approved in advance by the Company’s Human Resources Department.

5. You hereby release, acquit and forever discharge the Company, its parents and subsidiaries, and their officers, directors, agents, servants, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed (other than any claim for indemnification you may have as a result of any third party action against you based on your employment with the Company), arising out of or in any way related to agreements, events, acts or conduct at any time prior to the date you execute this Agreement, including, but not limited to: all claims and demands based on or related to the Company’s decision to terminate your employment, all such claims and demands directly or indirectly arising out of or in any way connected with your employment with the Company or the termination of that employment, including but not limited to, claims of intentional and negligent infliction of emotional distress, any and all tort claims for personal injury, claims or demands related to salary, bonuses, commissions, stock, stock options, or any other ownership interests in the Company, vacation pay, fringe benefits, expense reimbursements, severance pay, or any other form of disputed compensation; claims pursuant to any federal, state or local law or cause of action including, but not limited to, the federal Civil Rights Act of 1964, as amended; the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the federal Employee Retirement Income Security Act of 1974, as amended; the federal Americans with Disabilities Act of 1990; the federal Worker Adjustment and Retraining Notification Act of 1988; the California Fair Employment and Housing Act, as amended; tort law; contract law; statutory law; common law; wrongful discharge; discrimination; fraud; defamation; emotional distress; and breach of the implied covenant of good faith and fair dealing; provided, however, that nothing in this paragraph shall be construed in any way to release the Company from its obligation to: (i) pay you accrued vacation time on the Resignation Date; and (ii) indemnify you pursuant to the Company’s indemnification obligation pursuant to agreement or applicable law. In giving this release, which includes claims which may be unknown to you at present, you hereby acknowledge that you have read and understand Section 1542 of the Civil Code of the State of California which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

You hereby expressly waive and relinquish all rights and benefits under this Section 1542 and any law or legal principle of similar effect in any jurisdiction with respect to claims released hereby.  You affirm that you have no known workplace injuries or occupational diseases and have not been denied any leave requested, or retaliated against for exercising or attempting to exercise, your rights under the Family and Medical Leave Act and/or the California Family Rights Act.

6. This Amendment will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  The failure to enforce any breach of the Agreement, including this Amendment, shall not be deemed to be a waiver of any other or subsequent breach.

7. This Amendment constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Amendment may not be modified or amended except in a writing signed by both you and the Chief Executive Officer of the Company.  Each party has carefully read this Agreement, has been afforded the opportunity to be advised of its meaning and consequences by his or its respective attorneys, and signed the same of his or its free will.

8. For purposes of construing this Amendment, any ambiguities shall not be construed against either party as the drafter.  If any provision of this Amendment is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified so as to be rendered enforceable in a manner consistent with the intent of the parties insofar as possible.

9. In the event of any litigation arising out of or relating to this amendment or the Agreement, its breach or enforcement, including an action for declaratory relief, the prevailing party in such action or proceeding shall be entitled to receive his or its damages, court/arbitration costs, and all out-of-pocket expenses, including attorneys fees.  Such recovery shall include court costs, out-of-pocket expenses, and attorneys’ fees on appeal, if any.

10. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.  This Agreement may be executed in counterparts or with facsimile signatures, which shall be deemed equivalent to originals.

{Signatures only on the following page.}

Please sign and date this letter in the space provided below, and return to me at your earliest convenience.

Sincerely,

/s/ Lisa Harper
Lisa Harper
Chief Executive Officer

Accepted and Agreed:

/s/ James McGinty
James McGinty                                                                Date